EXHIBIT 5

STROOCK & STROOCK & LAVAN LLP
180 MAIDEN LANE
NEW YORK, N.Y. 10038

June 21, 2006

The Children's Place Retail Stores, Inc.
915 Secaucus Road
Secaucus, New Jersey 07094

Re:	The Children's Place Retail Stores, Inc. Registration Statement on Form S-8

Ladies and Gentlemen:

We have acted as counsel to The Children’s Place Retail Stores, Inc. (the “Company”) in connection with the preparation and filing of the above-captioned Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended, covering 2,000,000 shares (the “Original Shares”) of the Company's Common Stock, par value $0.10 per share (the “Common Stock”), issuable pursuant to the Amended and Restated 2005 Equity Incentive Plan of The Children’s Place Retail Stores, Inc. (the “Plan”) and such additional shares (the “Additional Shares”) as may be issued pursuant to adjustment provisions of the Plan. The Original Shares and the Additional Shares are hereinafter referred to together as the “Shares.”

We have examined copies of the Amended and Restated Certificate of Incorporation and the By-laws of the Company, each as amended to date, the Registration Statement (including the exhibits thereto), the Plan, the minutes of various meetings of the Board of Directors of the Company, and the originals, copies or certified copies of all such records of the Company, and all such agreements, certificates of public officials, certificates of officers and representatives of the Company or others, and such other documents, papers, statutes and authorities as we have deemed necessary to form the basis of the opinion hereinafter expressed. In such examination, we have assumed the genuineness of signatures and the conformity to original documents of the documents supplied to us as copies. As to various questions of fact material to such opinion, we have relied upon statements and certificates of officers of the Company and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not purport to be experts on, or express any opinion herein concerning, any law other than the laws of the State of New York, the federal laws of the United States of America and the General Corporation Law of the State of Delaware.

Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon issuance thereof under the circumstances contemplated by the Registration Statement and in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

We hereby consent to your filing a copy of this opinion as an exhibit to the Registration Statement. In giving such consent, we do not admit hereby that we come within the category of persons whose consent is required under Section 7 of the Act, or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, /S/ STROOCK & STROOCK & LAVAN LLP STROOCK & STROOCK & LAVAN LLP